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                                                                      Exhibit 99

                                                     FOR IMMEDIATE RELEASE

             GENCORP ANNOUNCES PLAN TO CREATE TWO SEPARATE COMPANIES
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                  WITH SPIN OFF OF POLYMER PRODUCTS BUSINESSES
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                  FAIRLAWN, OHIO, DECEMBER 17, 1998 - GenCorp (NYSE:GY)
announced today a plan to spin off its Performance Chemicals (formerly Specialty Polymers) and Decorative & Building Products businesses to GenCorp shareholders as a separate publicly traded polymer products company. Following the spin-off, GenCorp would continue to operate Aerojet, its existing aerospace, defense, and fine chemicals segment, and its automotive Vehicle Sealing business unit. The plan is subject to approval by GenCorp shareholders, the receipt of a favorable ruling from the Internal Revenue Service, as well as market conditions at the time of the spin-off.

         "Our decision to separate GenCorp into two publicly traded companies with independent management and efficient corporate structures will enable both companies to increase focus on key core businesses," said John Yasinsky,

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GenCorp Ad 1

GenCorp Chairman and CEO. "Aerojet, and Vehicle Sealing business objectives and growth strategies are focused on long-term programs in industries that are uniquely different from our polymer product businesses. Operating independently would allow them, as well as the new polymer products company, to tailor capital investments and resources to particular business requirements, more aggressively pursue focused growth opportunities, and operate more efficiently. We believe this separation is a sound business decision that creates two strong, focused, and growing independent companies with greater value-creating potential that will benefit shareholders, customers and employees," Yasinsky said.

         It is planned that upon completion of the spin-off, Yasinsky would become Chairman and Chief Executive Officer of the new polymer products company. Robert Wolfe, currently the President of Aerojet, would become Chairman and Chief Executive Officer of GenCorp.

         "The new polymer products company will continue to execute the aggressive growth strategy initiated three years ago for Performance Chemicals and Decorative & Building Products that has led to significant performance improvement, market share gains, and successful expansion through internal growth and highly synergistic acquisitions," Yasinsky said.

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         GenCorp Ad 2

         According to Wolfe, the spin-off serves as a key enabler to further strengthen Aerojet, a business that has experienced outstanding performance improvement, and significant growth through its rapidly expanding fine chemicals business, and new major defense and aerospace contract wins in recent years. It will also create greater focus on Vehicle Sealing, which is strategically positioned through existing and new programs as a key supplier on top selling OEM vehicle platforms. "Our efforts will be concentrated on continued performance improvement, while our strategies and resources will be dedicated to pursuing additional growth opportunities for these businesses," Wolfe said.

         Headquarters for the new polymer products company will be located in the Akron, Ohio area, where headquarters for its Performance Chemicals and Decorative & Building Products business units, along with its Corporate Technology Center will remain. Headquarters for GenCorp would ultimately move closer to its primary aerospace, defense, and fine chemicals businesses located in California.

         Under the spin-off plan, all shares of the new, as yet unnamed, polymer products company would be distributed to shareholders of GenCorp stock.

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GenCorp Ad 3

GenCorp intends to seek a ruling from the Internal Revenue Service to confirm that the transaction would be tax-free to the company and its shareholders. Credit Suisse First Boston is acting as GenCorp's financial advisor on this transaction, which is expected to be finalized in the second half of 1999.

          While details are still being determined, GenCorp expects to assign approximately one-half of its debt to the new company. The resulting debt level and cash flow for both GenCorp and the new polymer products company is expected to allow each to continue to invest in future growth.

         In a separate announcement today, the Company released fourth quarter 1998 earnings of $0.77 per diluted share, and earnings from operations before unusual items and a tax refund of $0.66 per diluted share, compared to $0.52 per diluted share in the fourth quarter of 1997. For the Company's fiscal year ending November 30, 1998, earnings per diluted share totaled $1.99. Earnings from operations before unusual items and a tax refund were $1.88, an increase of 9% compared to $1.72 per diluted share in 1997.


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GenCorp Ad 4

         GenCorp is a technology based manufacturer with leading positions in numerous polymer product markets, as well as the automotive and aerospace and defense industries.

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